- - -------------------------------------------------------------------------------
                                                                CONFORMED COPY

                       Federated Department Stores, Inc.

                                      and

                       The First National Bank of Boston,

                                    Trustee



                       Third Supplemental Trust Indenture

                          Dated as of January 23, 1995

                           Supplementing that certain

                                   Indenture

                         Dated as of December 15, 1994


                    Authorizing the Issuance and Delivery of

                               Senior Securities

            consisting of $450,000,000 aggregate principal amount of

                     10% Senior Notes due February 15, 2001

- - -------------------------------------------------------------------------------

                               Table of Contents


                                                                                                          Page
Recitals .................................................................................................  1

[Form of Face of Security] ...............................................................................  2

[Form of Reverse of Security] ............................................................................  3

[Form of Trustee's Certificate of
                           Authentication for Senior Notes]

ARTICLE I. ISSUANCE OF SENIOR NOTES. .....................................................................  7
         Section 1.1.  Issuance of Senior Notes; Principal Amount;
                           Maturity ......................................................................  7
         Section 1.2.  Interest on the Senior Notes; Payment of
                           Interest ......................................................................  7

ARTICLE II. CERTAIN DEFINITIONS. .........................................................................  8
         Section 2.1.  Certain Definitions. ..............................................................  8

ARTICLE III. CERTAIN COVENANTS. .......................................................................... 20
         Section 3.1.  Indebtedness. ..................................................................... 20
         Section 3.2.  Liens. ............................................................................ 20
         Section 3.3.  Restricted Payments. .............................................................. 21
         Section 3.4.  Change of Control. ................................................................ 22
         Section 3.5.  Payment Restrictions Affecting Restricted
                           Subsidiaries .................................................................. 23
         Section 3.6.  Issuance of Subsidiary Preferred Stock. ........................................... 23
         Section 3.7.  Asset Sales. ...................................................................... 24
         Section 3.8.  Transactions with Affiliates. ..................................................... 25
         Section 3.9.  Sale and Leaseback Transactions. .................................................. 26
         Section 3.10.  Merger and Certain Other Transactions. ........................................... 26
         Section 3.11.  Permitting Unrestricted Subsidiaries to Become
                           Restricted SUBSIDIARIES. ...................................................... 26
         Section 3.12.  Payment Office. .................................................................. 27

ARTICLE IV. ADDITIONAL EVENTS OF DEFAULT. ................................................................ 27
         Section 4.1.  Additional Events of Default. ..................................................... 27

ARTICLE V. DEFEASANCE. ................................................................................... 28
         Section 5.1.  Applicability of Article V of the Indenture. ...................................... 28

ARTICLE VI. MISCELLANEOUS. ............................................................................... 29
         Section 6.1.  Reference to and Effect on the Indenture. ......................................... 29
         Section 6.2.  Waiver of Certain Covenants. ...................................................... 29
         Section 6.3.  Supplemental Indenture May be Executed In

                                                                                                           Page
                          Counterparts                                                                      29
         Section 6.4.  Effect of Headings                                                                   30

                     THIRD SUPPLEMENTAL INDENTURE, dated as of January 23, 1995, between Federated Department Stores, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and The First National Bank of Boston, a national banking association, organized and existing under the laws of the United States of America, as Trustee (the "Trustee"), supplementing that certain Indenture, dated as of December 15, 1994, between the Company and the Trustee (the "Indenture").


                                    RECITALS

                 A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness (the "Securities"), to be issued in one or more series as provided for in the Indenture.

                 B. The Indenture provides that the Securities of each series shall be in substantially the form set forth in the Indenture, or in such other form as may be established by or pursuant to a Board Resolution or in one or more indentures supplemental thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined to be required by the officers executing such Securities, as evidenced by their execution thereof.

                 C. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated "10% Senior Notes due February 15, 2001" (the "Senior Notes") pursuant to the terms of this Supplemental Indenture and substantially in the form set forth below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution of such Securities.

                           [Form of Face of Security]

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a
nominee thereof.   This Security may not be transferred  to, or registered, or exchanged for Securities registered in the name of, any Person other than the Depositary or a nominee thereof, and no such transfer may be registered,
except in the limited circumstances  described in the Indenture.   Every
Security authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, this Security shall be a Global Security subject to the foregoing, except in such limited circumstances.

                      FEDERATED DEPARTMENT STORES, INC.

                    10% Senior Note due February 15, 2001

No.  R- ________                                                  $________

                 Federated Department Stores, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $450,000,000 on February 15, 2001, and to pay interest thereon from January 27, 1995 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on February 15 and August 15 of each year, commencing on August 15, 1995, at the rate of 10% per annum, until
the principal hereof  is paid or made available for payment.   The interest so
payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in said Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

                 Payment of the principal of and any such interest on this Security shall be made at the office or agency of the Company maintained for the purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.

                 REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS SET FORTH ON THE REVERSE HEREOF. SUCH PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

                 This Security shall not be valid or become obligatory for any purpose until the certificate of authentication herein has been signed manually by the Trustee under said Indenture.

                 IN WITNESS WHEREOF, this instrument has been duly executed in accordance with the Indenture.


                                        FEDERATED DEPARTMENT STORES, INC.


Date Issued:__________                  By:______________________________



Attest:


By:___________________


                        [Form of Reverse of Security]

                      FEDERATED DEPARTMENT STORES, INC.


                 This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities") issued and to be issued in one or more series under an Indenture, dated as of December 15, 1994 (herein called the "Indenture"), between the Company and The First National Bank of Boston, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This

Security is one of the series designated on the face hereof, limited in aggregate principal amount to $450,000,000.

                 Upon the occurrence of a Change of Control prior to such time as the Company shall have reached Investment Grade Status or, thereafter, upon the occurrence of a Designated Event with respect to the Company and a Rating Decline in connection therewith, the Company is required to offer to purchase the Securities at a purchase price equal to 101% of the principal amount thereof, together in the case of any such purchase with accrued and unpaid interest to the Purchase Date, but interest installments with a Stated Maturity on or prior to such Purchase Date shall be payable to the Holders of such Securities of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

                 In the event of the repurchase of this Security in part only, a new Security or Securities of this series and of like tenor for the portion hereof not so repurchased shall be issued in the name of the Holder hereof upon the cancellation hereof.

                 The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of this Security or (b) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

                 If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

                 The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.
The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

                 As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding for 60 calendar days after receipt of such notice, request, and offer of indemnity. The foregoing shall apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

                 No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

                 As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

                 The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral
multiples  thereof.   As  provided  in the  Indenture and  subject  to certain
limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

                 No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

                 Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New
York) to the Company or its agent for registration of transfer, exchange or payment, and any Security issued upon registration of transfer of, or in exchange for, or in lieu of, this Security is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

                 All terms used in this Security that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

                 D. The Trustee's certificate of authentication shall be in substantially the following form:

                      [Form of Trustee's Certificate of
                       Authentication for Senior Notes]

                   Trustee's Certificate of Authentication

                 This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.



                                                  The First National Bank of
                                                    Boston, as Trustee



                                                  By:___________________________
                                                     Authorized Officer


                 E. All acts and things necessary to make the Senior Notes, when the Senior Notes have been executed by the Company and authenticated by the Trustee and delivered as provided in the Indenture and this Supplemental Indenture, the valid, binding, and legal obligations of the Company and to constitute these presents a valid indenture and agreement according to its terms, have been done and performed, and the execution and delivery by the Company of the Indenture and this Supplemental Indenture and the issue hereunder of the Senior Notes have in all respects been duly authorized; and the Company, in the exercise of legal right and power in it vested, is executing and delivering the Indenture and this Supplemental Indenture and proposes to make, execute, issue, and deliver the Senior Notes.

        NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

                 In order to declare the terms and conditions upon which the Senior Notes are authenticated, issued, and delivered, and in consideration of the premises and of the purchase and acceptance of the Senior Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of the respective Holders from time to time of the Senior Notes, as follows:


                     ARTICLE I. ISSUANCE OF SENIOR NOTES.

SECTION 1.1.  ISSUANCE OF SENIOR NOTES; PRINCIPAL AMOUNT;
                           MATURITY.

                 (a) On January 27, 1995, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, Senior Notes substantially in the form set forth above, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Senior Notes, as evidenced by their execution of such Senior Notes.

                 (b) The Senior Notes shall be issued in the aggregate principal amount of $450,000,000, and shall mature on February 15, 2001.

SECTION 1.2.  INTEREST ON THE SENIOR NOTES; PAYMENT OF
                           INTEREST.

                 (a) The Senior Notes shall bear interest at the rate of 10% per annum from January 27, 1995, except in the case of Senior Notes delivered pursuant to Sections 2.05 or 2.07 of the Indenture, which shall bear interest from the last Interest Payment Date through which interest has been paid.

                 (b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name a Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name the Senior Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

                 (c) Payment of the principal of (and premium, if any) and any such interest on the Senior Notes shall be made at the office or agency of the Company maintained for the purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.


                       ARTICLE II. CERTAIN DEFINITIONS.

SECTION 2.1.  CERTAIN DEFINITIONS.

                 The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All other terms used in this Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.

                 "Bank Facilities" means the Credit Agreement, dated as of December 19, 1994, among the Company, certain financial institutions, Citibank, N.A., as administrative agent, and Chemical Bank, as agent, as the same may be amended, supplemented, or otherwise modified from time to time.

                 "Cash Equivalent" means: (a) obligations unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United

States of America; (b) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company or a wholly owned Subsidiary or branch office of any depository institution or trust company, provided that
(i) such depository institution or trust company has, at the time of the Company's or any Restricted Subsidiary's investment therein or contractual commitment providing for such investment, capital, surplus or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100.0 million and (ii) the commercial paper of such depository institution or trust company, at the time of the Company's or any Restricted Subsidiary's investment therein or contractual commitment providing for such investment, is rated at least A1 by S&P or P-1 by Moody's; and (c) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government or foreign sovereignty, at the time of the Company's or any Restricted Subsidiary's investment therein or contractual commitment providing for such investment, is rated at least A1 by S&P or P-1 by Moody's; (d) repurchase obligations with a term of not more than 7 days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (b) above; and (e) Investments in money market or mutual funds that invest predominantly in Cash Equivalents of the type described in clauses (a),
(b), (c) and (d) above; PROVIDED, HOWEVER, that, in the case of clauses (a) through (c) above, each such investment has a maturity of one year or less from the date of acquisition thereof.

                 "Change of Control" means the occurrence of any of the following events: (a) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes of stock of the Company entitled to vote generally in the election of directors ("Voting Stock") of the Company; (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases, or otherwise disposes of all or substantially all of its assets to any person, or another Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for
(1) Voting Stock (other than redeemable Voting Stock) of the surviving or transferee corporation, (2) cash, securities, and other property in an amount that could be paid by the Company as a Restricted Payment, or (3) a combination thereof, and (ii) immediately after such transaction (A) no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company and (B) the holders of equity securities of the Company immediately prior to such transaction hold, immediately following such transaction, a majority of the total Voting Stock of the Person surviving such transaction, (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (d) the dissolution or liquidation of the Company.

                 "Consolidated Net Worth" of the Company means the stockholders' equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that adjustments following the date of this Supplemental Indenture to the accounting books and records of the Company, in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise, resulting from the acquisition of control of the Company by another Person shall not be given effect.

                 "Debt Rating" means  the actual rating assigned  to the Notes
by  Moody's or S&P.    The Company shall use  its best efforts to cause both
Moody's and S&P to make a rating of the Senior Notes publicly available, but in the event that either Moody's or S&P does not make a rating of the Senior Notes publicly available, the Company shall select any other nationally recognized securities rating agency ( a "Recognized Rating Agency") to make
such a rating.   In such event, the terms  "Moody's" and "S&P," as the  case may be, mean, for purposes of this definition, such other Recognized Rating Agency.

                 "Designated Event" shall be deemed to have occurred at such time as (a) a Change of Control occurs or (b) a Designated Restricted Payment Event occurs.

                 "Designated Restricted Payment Event" means the (i) declaration or payment of any dividend on, or the making of any distribution on account of, the Company's capital stock or (ii) purchase, redemption, or acquisition or retirement for value of any capital stock (including any option, warrant, or right to purchase capital stock) of the Company owned beneficially by a Person other than a wholly owned Subsidiary of the Company, by the Company or any Subsidiary of the Company, directly or indirectly, if, after giving effect to any such action set forth in clause (i) or (ii), the Consolidated Net Worth of the Company as at the end of the last fiscal quarter for which consolidated financial statements are available is less than $2,750.0 million.

                 "Effective Date" means December 19, 1994.

                 "Existing Indebtedness" means all indebtedness under or evidenced by: (a) the Senior Notes; (b) the outstanding principal amount of notes issued pursuant to the Loan Agreement, dated as of December 30, 1987, by and among Allied Stores General Real Estate Company and certain of its Subsidiaries and The Prudential Insurance Company of America; (c) the outstanding principal amount of notes issued pursuant to the Mortgage Note Agreement, dated as of the Effective Date, between Macy's Primary Real Estate, Inc. and Federated Noteholding Corporation; (d) the outstanding principal amount of notes issued pursuant to the Loan Agreement, dated as of May 26, 1994, by and among Joseph Horne Co., Inc., PNC Bank, Ohio, National Association, as agent, and the financial institutions listed on the signature pages thereof; (e) the Capital Lease Obligations of the Company and the Restricted Subsidiaries existing on the date hereof; (f) the outstanding principal amount of uncertificated obligations of the Company owed to the Internal Revenue Service and other taxing authorities; (g) the existing secured mortgage debt assumed pursuant to the Plan; (h) the Note Override Agreement dated as of December 19, 1994, by Kings Plaza Shopping Center of Avenue U, Inc., as Issuer, and The John Hancock Mutual Life Insurance Company, as Noteholder and the Promissory Note, dated as of
December 19, 1994, by Macy's Kings Plaza Real Estate, Inc., as Issuer, and The John Hancock Mutual Life Insurance Company, as Noteholder; and (i) the other secured Indebtedness of the Company or secured or unsecured Indebtedness of the Restricted Subsidiaries existing on the date hereof.

                 "Full Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, and C, and (ii) with respect to
Moody's, any of the following  categories: Ba, B, Caa, Ca, and C.   In
determining whether the rating of the Notes has decreased by the equivalent of one Full Rating Category, gradation within Full Rating Categories (+ and - for S&P; 1, 2, and 3 for Moody's) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB-, or from BB to B+, shall constitute a decrease of less than one Full Rating Category).

                 "Interest Coverage Ratio" means  the ratio of (a) the sum of
(i) net income (other than net income of any Restricted Subsidiary during a period in which such Restricted Subsidiary is prohibited from paying dividends pursuant to any provision referred to in clause (ii), (iii), or (iv) of
Section 3.5 hereof, (ii) net interest expense, (iii) cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with GAAP), (iv) income tax expense, (v) depreciation expense,

(vi) amortization expense, and (vii) the net amount, which may be less than zero, of extraordinary and unusual losses minus extraordinary and unusual gains of the Company and its Subsidiaries on a consolidated basis, to (b) net interest expense, plus cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with GAAP), of the Company and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP (or, in respect of the net income of any Restricted Subsidiary for purposes of the parenthetical in clause (a)(i) above, the normal accounting practices of such Restricted Subsidiary as in effect from time to time) for the four most recently completed fiscal quarters of the Company.

                 "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures, or other securities or evidences of Indebtedness issued by
any  other Person.   The amount of  any Investment shall be  the original cost
thereof, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, write-ups, write-downs, or write-offs with respect to such Investment.

                 "Investment Grade" means a rating of at least BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's.

                 "Investment Grade Status" exists as of a date and thereafter if at such date the Debt Rating by both Moody's and S&P is Investment Grade.

                 "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, or preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including without limitation any conditional sale, deferred purchase price, or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

                 "Moody's" means Moody's Investors Service, or any successor to the rating agency business thereof.

                 "Notice" means, with respect to an Offer to Purchase, a written notice stating:

                 (a) the Section of this Supplemental Indenture pursuant to which such Offer to Purchase is being made;

                 (b) the applicable Purchase Amount (including, if less than all the Senior Notes, the calculation thereof pursuant to the Section hereof requiring such Offer to Purchase);

                 (c)      the applicable Purchase Date;

                 (d) the purchase price to be paid by the Company for each $1,000 principal amount at maturity of Senior Notes accepted for payment (as specified in this Supplemental Indenture);

                 (e) that the Holder of any Senior Note may tender for purchase by the Company all or any portion of such Senior Note equal to $1,000 principal amount or any integral multiple thereof;

                 (f) the place or places where Senior Notes are to be surrendered for tender pursuant to such Offer to Purchase;

                 (g) any Senior Note not tendered or tendered but not purchased by the Company pursuant to such Offer to Purchase shall continue to accrue interest as set forth in such Senior Note and this Supplemental Indenture;

                 (h) that on the Purchase Date the purchase price shall become due and payable upon each Senior Note (or portion thereof) selected for purchase pursuant to such Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

                 (i) that each Holder electing to tender a Senior Note pursuant to such Offer to Purchase shall be required to surrender such Senior Note at the place or places specified in the Notice prior to the close of business on the fifth Business Day prior to the Purchase Date (such Senior Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing);

                 (j) that (a) if Senior Notes (or portions thereof) in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to such Offer to Purchase, the Company shall purchase all such Senior Notes and (b) if Senior Notes in an aggregate principal amount in excess of the Purchase Amount are duly tendered and not withdrawn pursuant to such Offer to Purchase, (i) the Company shall purchase Senior Notes having an aggregate principal amount equal to the Purchase Amount and (ii) the particular Senior Notes (or portions thereof) to be purchased shall be selected by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for purchase of portions (equal to $1,000 or an integral multiple of $1,000) of the principal amount of Senior Notes of a denomination larger than $1,000;

                 (k) that, in the case of any Holder whose Senior Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge, a new Senior Note or Senior Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Senior Note so tendered; and

                 (l) any other information required by applicable law to be included therein.

                 "Offer to Purchase" means an offer to purchase Senior Notes pursuant to and in accordance with a Notice, in the aggregate Purchase Amount, on the Purchase Date, and at the purchase price specified in such Notice (as determined pursuant to this Supplemental Indenture). Any Offer to Purchase shall remain open from the time of mailing of the Notice until the Purchase Date, and shall be governed by and effected in accordance with, and the Company and the Trustee shall perform their respective obligations specified in, the Notice for such Offer to Purchase.

                 "Permitted  Indebtedness" means:  (a)  Existing  Indebtedness;
(b) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less (i) principal payments actually made by the Company on any term loan facility under such Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause
(l) below) and (ii) any amounts by which any revolving credit facility commitments under the Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (l) below) except that under no circumstances shall the total allowable indebtedness under this clause (b) be less than $1,250.0 million (subject to increase from and after the date hereof at a rate, compounded annually, equal to 3% per annum) if incurred for the purpose of providing the Company and its Subsidiaries with working capital including bankers' acceptances, letters of credit, and similar assurances of payment whether as part of the Bank Facilities or otherwise; (c) Indebtedness existing as of the date hereof of any Subsidiary of the Company engaged primarily in the business of owning or leasing real property; (d) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures; (e) unsecured Indebtedness among the Company and its Subsidiaries; (f) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement; (g) Indebtedness of a Person acquired by the Company or a Subsidiary of the Company at the time of such acquisition; (h) to the extent deemed to be "Indebtedness," obligations under swap agreements, cap agreements, collar agreements, insurance arrangements, or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency or the cost of goods (other than inventory); (i) other Indebtedness in outstanding amounts not to exceed $750.0 million in the aggregate incurred by the Company and the Restricted Subsidiaries at any particular time; (j) the uncertificated obligations of certain Subsidiaries of the Company owed to certain former holders of prepetition unsecured claims against such Subsidiaries or their predecessors due February 4, 1995; (k) the indebtedness represented by the convertible notes issued and outstanding pursuant to the Senior Convertible Discount Note Agreement, dated as of February 5, 1992, among the Company, the holders of such Convertible Notes listed on the signature pages thereto, Citibank, N.A., as Convertible Note Agent, and The Sumitomo Bank, Limited, New York Branch, as Convertible Note Co-Agent, and the Indenture, dated as of April 8, 1993, between the Company and The First National Bank of Boston, as trustee; and (l) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement, or refunding (including successive extensions, renewals, refinancings, replacements, or refundings), in whole or in part, of any Indebtedness of the Company or the Restricted Subsidiaries; PROVIDED, HOWEVER, that: (i) the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced, or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents) and (ii) in the case of the extension, renewal, refinancing, replacement, or refunding of the Indebtedness referred to in clause (k) above, the Indebtedness so incurred is pari passu with or subordinate to the Senior Notes.

                 "Permitted Investments" means: (a) Cash Equivalents; (b) Investments in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary of the Company or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary of the Company; (c) Investments in the Company or any Restricted Subsidiary of the Company; (d) Investments represented by accounts receivable created or acquired in the ordinary course of business, extensions of trade credit on commercially reasonable terms in accordance with normal trade practices, or liabilities to the Company or any Restricted Subsidiary represented by customer credit card obligations; (e) commissions and advances to employees of the Company and its Subsidiaries in the ordinary course of business; (f) investments representing notes, securities or other instruments or obligations acquired in connection with the sale of assets; (g) Investments in the form of the sale (on a "true-sale" non-recourse basis) of receivables transferred from the Company or any Restricted Subsidiary, or transfers of cash, to an Unrestricted Subsidiary as a capital contribution or in exchange for Indebtedness of such Unrestricted Subsidiary or cash; (h) Permitted Joint Venture Investments; (i) Investments representing capital stock or obligations issued to the Company or any Restricted Subsidiary in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary; (j) loans or advances to vendors in connection with in-store merchandising to be repaid either on a lump-sum basis or over a period of time by the delivery of merchandise; (k) loans or advances to sublessees in an aggregate amount not to exceed $5 million at any time outstanding; (l) construction advances to developers; (m) Investments in swap agreements, cap agreements, collar agreements, insurance arrangements or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency or the cost of goods (other than inventory); and (n) other Investments not to exceed $200.0 million in the aggregate.

                 "Permitted Joint Venture Investments" means Investments in joint ventures or other risk-sharing arrangements (which may include investments in partnerships or corporations) the purpose of which is to engage in the same or similar lines of business as the operating business of the Company or a Restricted Subsidiary or in businesses consistent with the fundamental nature of the operating business of the Company or a Restricted Subsidiary or necessary or desirable to facilitate the opening business of the Company or a Restricted Subsidiary and is a business or operation that the Company or a Restricted Subsidiary could engage in directly under the terms hereof and that constitute "Investments" solely due to the fact that Persons other than the Company or a Restricted Subsidiary have an interest in such business or operation; PROVIDED, HOWEVER, that the business of such joint venture, partnership, or corporation is, by the terms of the applicable joint venture agreement, partnership agreement, or corporate charter, prohibited from the making of Investments other than Permitted Investments to the extent the Company could make such Investments directly in accordance with the terms hereof.

                 "Permitted Liens" means: (a) Liens (other than Liens on inventory) securing Indebtedness referred to in any of clauses (a) through
(d), clauses (f) through (j) and clause (l) of the definition of "Permitted Indebtedness"; (b) Liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended; (c) Liens securing performance, surety, and appeal bonds and other obligations of like nature incurred in the ordinary course of business; (d) Liens on goods and documents securing trade letters of credit;
(e) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendor's Liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (f) Liens securing the payment of taxes, assessments, and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves shall have been established on the books of the relevant Person in conformity with GAAP;
(g) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions, or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business; (h) Liens on property existing at the time such property is acquired; (i) purchase money Liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (j) Liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired; (k) Liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (i) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries; and (l) without limiting the ability of the Company or any Restricted Subsidiary to create, incur, assume, or suffer to exist any Lien otherwise permitted under any of the foregoing clauses, any extension, renewal, or replacement, in whole or in part, of any Lien described in the foregoing clauses; PROVIDED, HOWEVER, that any such extension, renewal, or replacement Lien is limited to the property or assets covered by the Lien extended, renewed, or replaced or substitute property or assets, the value of which is determined by the Board of Directors of the Company to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

                 "Plan" means the Amended Joint Plan of Reorganization of R.H. Macy & Co., Inc. and Certain of its Subsidiaries.

                 "Purchase Amount" means the aggregate outstanding principal amount of the Senior Notes required to be offered to be purchased by the Company pursuant to an Offer to Purchase.

                 "Purchase Date" means, with respect to any Offer to Purchase, a date specified by the Company in such Offer to Purchase not less than 30 calendar days or more than 60 calendar days after the date of the mailing of the Notice of such Offer to Purchase (or such other time period as is necessary for the Offer to Purchase to remain open for a sufficient period of time to comply with applicable securities laws).

                 "Rating  Decline" means the occurrence of the following on, or within 90 calendar days after, the date of public disclosure of the occurrence of a Designated Event (which period shall be extended, for a period not to exceed 90 calendar days, so long as the Debt Rating is under publicly announced consideration for possible downgrading by both Moody's and S&P):
(i) in the event the Senior Notes are rated Investment Grade by Moody's or S&P on the earlier of the date immediately preceding the date of the public disclosure of (w) the occurrence of a Designated Event or (x) (if applicable) the intention of the Company to effect a Designated Event, the Debt Rating by both Moody's and S&P shall be below Investment Grade; or (ii) in the event the Senior Notes are rated below Investment Grade by both Moody's and S&P on the earlier of the date immediately preceding the date of the public disclosure of (y) the occurrence of a Designated Event or (z) (if applicable) the intention of the Company to effect a Designated Event, the Debt Rating by each of Moody's and S&P shall be decreased by at least one
Full Rating Category.   In the  event that either  Moody's or S&P  does not
make a rating of the Senior Notes publicly available, and the Company selects a Recognized Rating Agency to make such a rating, (i) the terms
"Moody's" or "S&P," as the case may be, shall mean such other Recognized Rating Agency; (ii) the term "Full Rating Category" shall mean, with respect to such Recognized Rating Agency, the equivalent of any such category of S&P or Moody's used by such Recognized Rating Agency; and (iii) the term "Investment Grade" shall mean, with respect to such Recognized Rating Agency, the equivalent of a rating of at least BBB- in the case of S&P and at least Baa3 in the case of Moody's, used by such Recognized Rating Agency.

                 "Restricted Subsidiary" means any direct or indirect subsidiary (as that term is defined in Regulation S-X promulgated by the Securities and Exchange Commission) other than an Unrestricted Subsidiary.

                 "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc., or any successor to the rating agency business thereof.

                 "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing pursuant to a Capital Lease by such Person or any Subsidiary of such Person of any property or asset of such Person or such Subsidiary which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

                 "Senior Indebtedness" means any Indebtedness of the Company or its Subsidiaries other than Subordinated Indebtedness.

                 "Significant Subsidiary" means any Subsidiary which accounts for 10.0% or more of the total consolidated assets of the Company and its Subsidiaries as of any date of determination or 10.0% or more of the total consolidated revenues of the Company and its Subsidiaries for the most recently concluded fiscal quarter.

                 "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Senior Notes.

                 "Unrestricted Subsidiary" means (a) FDS National Bank, FACS Group, Inc., Federated Credit Holdings Corporation, Prime Credit Card Master Trust (to the extent that it is deemed to be a Subsidiary), Prime Receivables Corporation, Seven Hills Funding Corporation, Ridge Capital Trust II (to the extent that it is deemed to be a Subsidiary), Macy Financial, Inc., R.H. Macy Overseas Finance, N.V., Macy Credit Corp., and Macy's Data and Credit Services Corp., (b) any Subsidiary of the Company the primary business of which consists of, and is restricted by the charter, partnership agreement, or similar organizational document of such Subsidiary to, financing operations on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable or direct or indirect interests therein, and/or making loans secured by accounts receivable or direct or indirect interests therein (and business related to the foregoing), or which is otherwise primarily engaged in, and restricted by its charter, partnership agreement, or similar organizational document to, the business of a finance company (and business related thereto), which, in accordance with the provisions of this Supplemental Indenture, has been designated by Board Resolution as an Unrestricted Subsidiary, in each case unless and until any of the Subsidiaries of the Company referred to in the foregoing clauses (a) and (b) is, in accordance with the provisions of this Supplemental Indenture, designated by a Board Resolution as a Restricted Subsidiary, and (c) any Subsidiary of the Company of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by one or more Unrestricted Subsidiaries and the primary business of which consists of, and is restricted by the charter, partnership agreement or similar organizational document of such Subsidiary to, financing operations on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable or direct or indirect interests therein, and/or making loans secured by accounts receivable or direct or indirect interests therein (and business related to the foregoing), or which is otherwise primarily engaged in, and restricted by its charter, partnership agreement or similar organizational document to, the business of a finance company (and business related thereto).


                       ARTICLE III. CERTAIN COVENANTS.

                 The following covenants shall be applicable to the Company unless and until the Company reaches Investment Grade Status. Upon reaching Investment Grade Status, the Company shall be released from its obligations to comply with each of the following restrictive covenants, except for those set forth in Sections 3.2, 3.4, 3.9 (including the provisions of the covenant set forth in Section 3.7 with respect to application of
proceeds) and 3.10.   Nothing in this  paragraph will, however, affect  the
Company's obligations under  any provision of the Indenture or, except for
Article III hereof, this Supplemental Indenture.

SECTION 3.1.  INDEBTEDNESS.

                 The Company shall not directly or indirectly incur, assume, guarantee, or otherwise become liable with respect to any Indebtedness other than Permitted Indebtedness referred to in clauses (a) through (c), clauses (e) and (f), and clauses (h) through (l) of the definition thereof unless immediately thereafter the Interest Coverage Ratio is 2.0 to 1.0 or greater, after giving effect, on a pro forma basis as if incurred at the beginning of the applicable period, to the obligations of the Company and the Restricted Subsidiaries in respect of such Indebtedness.

                 The Company shall not permit any Restricted Subsidiary directly or indirectly to incur, assume, guarantee, or otherwise become liable with respect to, any Indebtedness (A) other than Permitted Indebtedness referred to in clauses (a) through (c), clauses (e) and (f), clauses (h) through (j), and clause (l) of the definition thereof and (B) other than Permitted Indebtedness referred to in clauses (d) and (g) of the definition thereof, provided, in the case of Permitted Indebtedness incurred pursuant to this clause (B), immediately thereafter the Interest Coverage Ratio is
2.0 to 1.0 or greater, after giving effect, on a pro forma basis as if incurred at the beginning of the applicable period, to the obligations of the Company and the Restricted Subsidiaries in respect of such Indebtedness.

SECTION 3.2.  LIENS.

                 The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume, or suffer to exist any Liens upon any of their respective assets, other than Permitted Liens, unless the Senior Notes are secured by an equal and ratable Lien on the same assets.

SECTION 3.3.  RESTRICTED PAYMENTS.

                 The Company shall not, and shall not permit any Restricted Subsidiary to, (a) declare or pay any dividend on, or make any other distribution on account of, the Company's capital stock; (b) purchase, redeem, or otherwise acquire or retire for value any capital stock (including any option, warrant, or right to purchase capital stock) of the Company owned beneficially by a Person other than a wholly owned Subsidiary of the Company;
(c) purchase, redeem, or otherwise acquire or retire for value the principal of any Subordinated Indebtedness (other than the principal amount of notes outstanding pursuant to the Loan Agreement, dated as of December 30, 1987, by and among Allied Stores General Real Estate Company and certain of its Subsidiaries and The Prudential Insurance Company of America, if deemed to be subordinated by virtue of the Company's guaranty thereof) prior to the scheduled maturity thereof other than pursuant to mandatory scheduled redemptions or repayments; or (d) make any Investment other than Permitted Investments (all such dividends, distributions, purchases, redemptions, or Investments being collectively referred to as "Restricted Payments"); if, at the time of such action, or after giving effect thereto: (i) an Event of Default shall have occurred and is continuing; (ii) the Company could not incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test in Section 3.1; or (iii) the cumulative amount of Restricted Payments made subsequent to the Effective Date shall be greater than the sum of: (A) 50% of the Company's cumulative consolidated net income (or a negative amount equal to 100% of the Company's cumulative consolidated net loss, if applicable) from January 29, 1995 through the end of the Company's fiscal quarter next preceding the taking of such action; (B) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of capital stock of the Company (other than redeemable capital stock), including capital stock issued upon the conversion of convertible Indebtedness issued on or after the Effective Date, in exchange for outstanding Indebtedness, or from the exercise of options, warrants, or rights to purchase capital stock of the Company to any Person other than to a Subsidiary of the Company subsequent to the Effective Date (with the Company being deemed, in the case of capital stock issued upon conversion or in exchange for Indebtedness, to have received net cash proceeds equal to the principal amount of the Indebtedness so converted or exchanged); and (C) $250.0 million; PROVIDED, HOWEVER, that (1) the payment of any dividend within 60 calendar days after the date of declaration thereof, if such declaration complied with the foregoing redemption, or other acquisition provisions on the date of such declaration, (2) the purchase, redemption, or other acquisition or retirement for value of any shares of capital stock of the Company in exchange for, or out of the proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of other shares of capital stock (other than redeemable capital stock) of the Company, (3) the redemption or other acquisition or retirement for value prior to any scheduled maturity of any Subordinated Indebtedness in exchange for, or out of the proceeds of, a substantially concurrent issue and sale of (a) capital stock (other than redeemable capital stock) of the Company or (b) Subordinated Indebtedness of the Company, (4) any purchase, redemption, or other acquisition or retirement for value of any capital stock (including any option, warrant, or right to purchase capital stock) of the Company issued to any employee or director of the Company pursuant to any employee benefit or similar plan, and (5) any redemption of share purchase rights issued pursuant to the Rights Agreement dated as of December 19, 1994, by and between the Company and The Bank of New York, as Rights Agent (as the same may be amended from time to time), or any similar successor replacement share purchase rights plan involving an aggregate redemption price (A) for any one such redemption of less than $10.0 million and (B) for all such redemptions of not more than $20.0 million, shall not be deemed to constitute "Restricted Payments" and shall not be prohibited under this Section.

SECTION 3.4.  CHANGE OF CONTROL.

                 Following (a) a Change of Control prior to such time as the Company shall have reached Investment Grade Status or, (b) thereafter, a Designated Event and a Rating Decline in connection therewith, the Company shall offer to repurchase the Senior Notes pursuant to an Offer to Purchase at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date established for such repurchase. Such Offer to Purchase shall be made by mailing of a Notice to the Trustee and each Holder at the address appearing in the Security Register, by first class mail, postage prepaid, by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company, on a date selected by the Company, which shall be not more than 60 calendar days following the Change in Control or the later of (i) the Designated Event and (ii) the
Rating Decline, as the case may be.   On the Purchase Date, the Company shall
(i) accept for payment the Senior Notes or portions thereof tendered pursuant to the Offer to Purchase, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes or portions thereof so accepted, and (iii) deliver to the Trustee the Senior Notes so accepted. The Paying Agent shall promptly mail to the Holders of Senior Notes such accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to each Holder at the address appearing on the Security Register new Senior Notes equal in principal amount to any
unpurchased portion of  the Senior Notes surrendered.    Notwithstanding the
foregoing, if the Company effects Defeasance or Covenant Defeasance of the Senior Notes as provided in Article V of the Indenture prior to the date Notice of a Rating Decline in connection with a Designated Event is required, the Company shall not be obligated to give such Notice or offer to repurchase the Senior Notes as a result of such Designated Event and Rating Decline.

                  Acceptance  of the Offer  to Purchase by a  Holder shall be
irrevocable (unless otherwise  provided by law).   The payment of accrued
interest as part of any repurchase price on any Purchase Date shall be subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to such Purchase Date.

                 If an Offer to Purchase Senior Notes is made, the Company shall comply with all tender offer rules, including but not limited to Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such Offer to Purchase.

SECTION 3.5.  PAYMENT RESTRICTIONS AFFECTING RESTRICTED
                          SUBSIDIARIES.

                 The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any contractual restriction on the ability of any Restricted Subsidiary to (a) pay any dividend on, or make any other distribution on account of, its capital stock or pay any Indebtedness owed to the Company or a Restricted Subsidiary or (b) make loans or advances to the Company or a Restricted Subsidiary, except for (i) restrictions existing as of the Effective Date, (ii) restrictions in the documentation setting forth the terms of or entered into in connection with any Permitted Indebtedness, (iii) restrictions in the documentation setting forth the terms of or entered into in connection with the sale of such Restricted Subsidiary to a third party,
(iv) restrictions applicable to a Person acquired by the Company or a Subsidiary of the Company or designated as a Restricted Subsidiary, which exist at the time of such acquisition or designation, or (v) other restrictions arising in the ordinary course of business otherwise than in connection with financing transactions.

SECTION 3.6.  ISSUANCE OF SUBSIDIARY PREFERRED STOCK.

                 The Company shall not permit any Restricted Subsidiary to issue any shares of preferred stock other than (a) preferred stock issued to the Company or a wholly owned Subsidiary of the Company or (b) preferred stock issued to any other Person if, after giving effect thereto on a pro forma basis as if such preferred stock were issued at the beginning of the applicable period, such Restricted Subsidiary could have incurred additional Indebtedness in an amount equal to the aggregate liquidation value of such preferred stock (assuming such Indebtedness were incurred to the Person(s) and for the purposes to which and for which such preferred stock was issued).

SECTION 3.7.  ASSET SALES.

                 The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any sale of assets (other than sales of inventories, goods, fixtures, and accounts receivable in the ordinary course of business, and sales of assets to the Company or a wholly owned Subsidiary of the Company) unless such sale is for fair market value and, in the case of individual sales of assets for which the consideration received (including liabilities assumed) is more than $25.0 million at least 75% of the consideration therefor (other than liabilities assumed) consists of either
(a) any  combination of cash, cash equivalents,  or promissory notes secured by letters of credit or similar assurances of payment issued by commercial banks of recognized standing or (b) capital asset contributions or capital expenditures made for or on behalf of the Company or a Subsidiary by a third
party.   Asset sales not subject to Section  3.8 below shall be presumed to be for fair market value if the consideration received is less than $25.0 million and shall be conclusively presumed to have been for fair market value if the transaction is determined by the Board of Directors to be fair, from a financial point of view, to the Company. To the extent that the aggregate amount of cash proceeds (net of all legal, title, and recording tax expenses, commissions, and other fees and expenses incurred, and all federal, state, provincial, foreign, and local taxes and reserves required to be accrued as a liability, as a consequence of such sales of assets, and net of all payments made on any Indebtedness which is secured by such assets in accordance with the terms of any Liens upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such sale or by applicable law be repaid out of the proceeds from such sales of assets, and net of all distributions and other payments made to minority interest holders in Subsidiaries or joint ventures as a result of such sales of assets) from such sales of assets that shall not have been reinvested in the business of the Company or its Subsidiaries or used to reduce Senior Indebtedness of the Company or its Subsidiaries within 12 months of the receipt of such proceeds (with cash equivalents being deemed to be proceeds upon receipt of such cash equivalents and cash payments under promissory notes secured as aforesaid being deemed to be proceeds upon receipt of such payments) shall exceed $100.0 million ("Excess Sale Proceeds") from time to time, the Company shall offer to repurchase pursuant to an Offer to Purchase Senior Notes with such Excess Sale Proceeds (on a pro rata basis with any other Senior Indebtedness of the Company or its Subsidiaries required by the terms of such Indebtedness to be repurchased with such Excess Sale Proceeds, based on the principal amount of such Senior Indebtedness required to be repurchased) at 100% of principal amount, plus accrued and unpaid interest, and to pay related costs and expenses. Such Offer to Purchase shall be made by mailing of a Notice to the Trustee and to each Holder at the address appearing in the Security Register, by first class mail, postage prepaid, by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company, on a date selected by the Company not later than 12 months from the date such Offer to Purchase is required to be made pursuant to the immediately preceding sentence. To the extent that the aggregate purchase price for Senior Notes or other Senior Indebtedness tendered pursuant to such offer to repurchase is less than the aggregate purchase price offered in such offer, an amount of Excess Sale Proceeds equal to such shortfall shall cease to be Excess Sale Proceeds and may thereafter be used for general corporate purposes. On the Purchase Date, the Company shall (i) accept for payment Senior Notes or portions thereof tendered pursuant to the Offer to Purchase in an aggregate principal amount equal to the Purchase Amount (selected by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for purchase of portions (equal to $1,000 or an integral multiple of $1,000) of the principal amount of Senior Notes of a denomination larger than $1,000), (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes or portions thereof so accepted, and (iii) deliver to the Trustee Senior Notes so accepted. The Paying Agent shall promptly mail to the Holders of Senior Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Note equal in principal amount to any unpurchased portion of each Senior Note surrendered.

                 Election of the Offer to Purchase by a Holder shall (unless otherwise provided by law) be irrevocable. The payment of accrued interest as part of any repurchase price on any Purchase Date shall be subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to such Purchase Date.

                 If an Offer to Purchase Senior Notes is made, the Company shall comply with all tender offer rules, including but not limited to Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such Offer to Purchase.


SECTION 3.8.  TRANSACTIONS WITH AFFILIATES.

                 The Company shall not, and shall not permit any Restricted Subsidiary to, (a) sell, lease, transfer, or otherwise dispose of any of its properties, assets, or securities to, (b) purchase any property, assets, or securities from, or (c) enter into any contract or agreement with or for the benefit of an Affiliate (as defined below) of the Company or a Subsidiary of the Company (other than the Company or a wholly-owned Subsidiary of the Company) (an "Affiliate Transaction") other than Affiliate Transactions in the ordinary course of business which in the aggregate do not exceed (i) $25.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board of Directors determines that such Affiliate Transaction or series of Affiliate

Transactions is on terms not less favorable to the Company or such Restricted Subsidiary than those that would apply to an arms-length transaction with an unaffiliated party and (ii) $100.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless the test set forth in clause (i) has been satisfied and the Board of Directors of the Company shall have been advised by an independent financial advisor that, in the opinion of such advisor, such Affiliate Transaction or series of Affiliate Transactions is fair, from a financial point of view, to the Company or such Restricted Subsidiary. Solely for purposes of this Section 3.8, the term "Affiliate" shall have the meaning set forth in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, PROVIDED, HOWEVER, that there shall be a rebuttable presumption that any Person that holds more than 15% of the stock having ordinary voting power of an entity is an "Affiliate" of such entity.

SECTION 3.9.  SALE AND LEASEBACK TRANSACTIONS.

                 The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless: (a) the Capital Lease Obligation incurred in connection therewith complies with Section
3.1 and (b) the net cash  proceeds therefrom are applied in  compliance with
Section  3.7 and  to the extent  required by  Section 3.7.   If  the Company
reaches Investment Grade Status, the provisions of clause (a) above shall not apply thereafter.

SECTION 3.10.  MERGER AND CERTAIN OTHER TRANSACTIONS.

                 In addition to the conditions set forth in Section 11.01 of the Indenture, the Company, in a single transaction or through a series of related transactions, shall not consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless immediately after and giving effect to such transaction and the incurrence of any Indebtedness to be incurred in connection therewith the Surviving Person could incur $1.00 of additional Indebtedness under the Interest Coverage Ratio test.

SECTION 3.11.  PERMITTING UNRESTRICTED SUBSIDIARIES TO BECOME
                           RESTRICTED SUBSIDIARIES.

                 The Company shall not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary has outstanding no Indebtedness except such Indebtedness as the Company could permit it to become liable for immediately after becoming a Restricted Subsidiary and such Subsidiary is otherwise in compliance with all provisions of the Indenture and this Supplemental Indenture that apply to Restricted Subsidiaries.

SECTION 3.12.  PAYMENT OFFICE.

                 The Company shall cause a Payment Office for the Senior Notes to be maintained at all times in New York, New York.


                  ARTICLE IV. ADDITIONAL EVENTS OF DEFAULT.

SECTION 4.1.  ADDITIONAL EVENTS OF DEFAULT.

                 In addition to the Events of Default set forth in the Indenture, the term "Event of Default," whenever used in the Indenture or this Supplemental Indenture with respect to the Senior Notes, means any one of the following events (whatever the reason for such Event of Default and whether it may be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

                 (a) the failure to redeem the Senior Notes when required pursuant to the terms and conditions thereof or to pay the repurchase price for Senior Notes to be repurchased in accordance with Section 3.4 or 3.7 of this Supplemental Indenture;

                 (b) any nonpayment at maturity or other default is made under any agreement or instrument relating to any other Indebtedness of the Company or any Restricted Subsidiary (the unpaid principal amount of which is not less than $100.0 million), and, in any such case, such default (i) continues beyond any period of grace provided with respect thereto and (ii) results in such Indebtedness becoming due prior to its stated maturity or occurs at the final maturity of such Indebtedness; PROVIDED, HOWEVER, that, subject to the provisions of Section 9.01 and 8.08 of the Indenture, the Trustee shall not be deemed to have knowledge of such nonpayment or other default unless either (1) a Responsible Officer of the Trustee has actual knowledge of nonpayment or other default or (2) the Trustee has received written notice thereof from the Company, from any Holder, from the holder of any such Indebtedness or from the trustee under the agreement or instrument, relating to such Indebtedness;

                 (c) the entry of one or more judgments or orders for the payment of money against the Company or any Restricted Subsidiary, which judgments and orders create a liability of $100.0 million or more in excess of insured amounts and have not been stayed (by appeal or otherwise), vacated, discharged, or otherwise satisfied within 60 calendar days of the entry of such judgments and orders; and

                 (d) Events of Default of the type and subject to the conditions set forth in clauses (vi) and (vii) of Section 8.01(a) of the Indenture in respect of any Significant

         Subsidiary or, in related events, any group of Subsidiaries which, if considered in the aggregate, would be a Significant Subsidiary of the Company.


                            ARTICLE V. DEFEASANCE.

SECTION 5.1.  APPLICABILITY OF ARTICLE V OF THE INDENTURE.

                 (a) The Senior Notes shall be subject to Defeasance and Covenant Defeasance as provided in Article V of the Indenture; PROVIDED, HOWEVER, that no Defeasance or Covenant Defeasance shall be effective unless and until:

                                  (i)      there shall  have been delivered  to
         the Trustee the opinion of a nationally recognized independent public accounting firm certifying the sufficiency of the amount of the moneys, U.S. Government Obligations, or a combination thereof, placed on deposit to pay, without regard to any reinvestment, the principal of and any premium and interest on the Senior Notes on the Stated Maturity thereof or on any earlier date on which the Senior Notes shall be subject to redemption;

                                  (ii)     there  shall  have been  delivered
         to the Trustee the certificate of a Responsible Officer of the Company certifying, on behalf of the Company, to the effect that such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any agreement to which the Company is a party or violate any law to which the Company is subject; and

                                  (iii)    No Event of  Default or event that
         (after notice or lapse of time or both) would become an Event of Default shall have occurred and be continuing at the time of such deposit or, with regard to any Event of Default or any such event specified in Sections 8.01(a)(vi) and (vii), at any time on or prior to the 124th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 124th calendar day).

                 (b)      Upon the  exercise of  the option provided  in
Section 5.01 of the Indenture to have Section 5.03 of the Indenture applied to the Outstanding Senior Notes, in addition to the obligations from which the Company shall be released specified in the Indenture, the Company shall be released from its obligations under Article III hereof.

                          ARTICLE VI. MISCELLANEOUS.

SECTION 6.1.  REFERENCE TO AND EFFECT ON THE INDENTURE.

                 This Supplemental Indenture shall be construed as supplemental to the Indenture and all the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (i) incorporated by reference in this Supplemental Indenture and (ii) ratified, approved and confirmed.

SECTION 6.2.  WAIVER OF CERTAIN COVENANTS.

                 The Company may omit in any particular instance to comply with any term, provision, or condition set forth in Article III hereof if the Holders of a majority in principal amount of the Outstanding Senior Notes shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision, or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision, or condition shall remain in full force and effect.

SECTION 6.3.  SUPPLEMENTAL INDENTURE MAY BE EXECUTED IN
                          COUNTERPARTS.

                 This instrument may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 6.4.  EFFECT OF HEADINGS.

                 The Article and Section headings herein are for convenience only and shall not affect the construction hereof.


                 IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

[Seal]                                     FEDERATED DEPARTMENT STORES, INC.


                                         By:    /s/Dennis J. Broderick
                                         -------------------------------
                                         Name:  Dennis J. Broderick
                                         Title: Senior Vice President

Attest:


       /s/Gwyneth G. Stewart
- - -------------------------------
Name:  Gwyneth G. Stewart
Title: Assistant Secretary


                                         THE FIRST NATIONAL BANK OF BOSTON,
                                         as Trustee


                                         By:    /s/Roland S. Gustafsen
                                         -------------------------------
                                         Name:  Roland S. Gustafsen
                                         Title: Senior Account Manager

Attest:


       /s/Kelly K. Caldwell
- - ------------------------------
Name:  Kelly K. Caldwell
Title: Assistant Cashier

STATE OF OHIO       )
                    ) ss.:
COUNTY OF HAMILTON  )


                 On this 25th day of January, 1995, before me personally came Dennis J. Broderick, to me known, who, being by me duly sworn, did depose and say that he/she is a Senior Vice President of Federated Department Stores, Inc., one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

                 In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                                   /s/Carol S. Bruser (Heitfeld)
                                                   -----------------------------
                                                   Notary Public

COMMONWEALTH OF MASSACHUSETTS     )
                                  ) ss.:
COUNTY OF NORFOLK                 )


                 On this 25th day of January 1995, before me personally came Roland S. Gustafsen, to me known, who, being by me duly sworn, did depose and say that he/she is a Senior Account Manager of The First National Bank of Boston, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

                 In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                /s/B. L. May
                                ----------------
                                Notary Public

                                                                   SCHEDULE I


                       PARTICULAR TERMS OF SENIOR NOTES


MATURITY:        The Senior Notes will mature on February 15, 2001.

INTEREST:        The interest rate per annum on the Senior Notes shall be 10%.

REDEMPTION:      The Senior Notes will not be redeemable at the option of the
                 Company prior to maturity and are not subject to a sinking fund.